UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 30, 2011
Date of report (Date of earliest event reported)

CVD EQUIPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

1-16525	11-2621692
(Commission File Number)	(IRS Employer Identification No.)

1860 Smithtown Ave., Ronkonkoma, New York 11779
(Address of Principal Executive Offices, Including Zip Code)

(631) 981-7081
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Definitive Material Agreement.

On November 30, 2011, CVD Equipment Corporation (the “Company”) entered into a Contract of Sale (the “Agreement”) to sell its facility located at 979 Marconi Avenue, Ronkonkoma, New York 11779 (the “Premises”) to SKA Machining, Inc. (the “Purchaser”).  The building and real property consist of approximately 13,275 square feet and 1.0 acre respectively.

The purchase price for the Premises is $1,659,375, exclusive of closing costs (the “Purchase Price”).  Upon execution of the Agreement, the Purchaser deposited the sum of $100,000 into escrow as an initial down payment against the Purchase Price, with the remaining balance of $1,559,375 to be paid at the closing.  The acquisition of the Premises and the consummation of the transactions contemplated by the Agreement are contingent upon, among other things, the Purchaser obtaining a written commitment from an Institutional Lender (as defined in the Agreement) with a Small Business Administration guaranty in favor of the Institutional Lender pursuant to which such Institutional Lender agrees to make a first mortgage loan to the Purchaser of $1,493,000 for a term of ten (10) years with an amortization schedule of not less twenty (20) years (or such lesser sum, shorter term or different amortization schedule as Purchaser shall be willing to accept) at the prevailing fixed or adjustable rate of interest and on such other customary commitment terms.

The anticipated closing date of the sale of the Premises and the transactions contemplated by the Agreement is on or about February 28, 2012, and is subject to the satisfaction by the parties of customary closing conditions as described in the Agreement.

The foregoing is subject to, and qualified in its entirely by the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVD EQUIPMENT CORPORATION

Date: December 6, 2011	/s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chairman, President,
Chief Executive Officer and Director (Principal Executive Officer)